EXHIBIT 10.19

PROMISSORY NOTE #2

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THIS NOTE MAY NOT BE TRANSFERRED OR PLEDGED UNLESS IT HAS BEEN REGISTERED UNDER ALL APPLICABLE SECURITIES LAWS, OR THE MAKER HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE MAKER TO THE EFFECT THAT THE PROPOSED TRANSACTION IS EXEMPT FROM SUCH REGISTRATION REQUIREMENTS.

Amount : $1,155,473.74	Date: October 6, 2008 (the "Closing Date")

FOR VALUE RECEIVED, inTEST Corporation, a Delaware corporation ("Maker"), promises to pay to Sandy L. Hoover, Trustee of the Sandy L. Hoover Trust, a sub-trust of the Robert T. Stewart Separate Property Trust dated March 17, 2003 (hereinafter referred to as "Payee"), the principal sum of One Million One Hundred Fifty-Five Thousand Four Hundred Seventy-Three Dollars and Seventy-Four Cents ($1,155,473.74) in lawful money of the United States of America, together with interest on the unpaid principal amount at the "Prime Rate" plus one and one quarter percent (1.25%). For the purposes of this Note, the "Prime Rate" means a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the "prime rate" at large U.S. money center banks, which Prime Rate is, as of the date of this Note, five percent (5%) per annum. This Note is non-negotiable. The obligations under this Note are secured pursuant to a security agreement dated as of even date herewith among SigmaSYS Corp., Payee and the payee under the Ancillary Note (defined below) (the "Security Agreement").

This Note is one of two Notes referred to in that certain Agreement and Plan of Merger dated as of October 6, 2008 by and among Maker, Payee, Sigma Systems Corp. and certain other parties (the "Merger Agreement"), and together with the Ancillary Note (defined below) shall be subject to setoff as set forth in the Merger Agreement, provided that any such setoff against this Note shall be 75.77332% of the total amount setoff. Any such setoffs against amounts due under this Note shall be applied first to principal and then to interest. Except as described in this paragraph, the obligations of Maker are an absolute, unconditional and irrevocable promise to pay without setoff or deduction all payments due strictly and according to the terms of this Note and no reference to any collateral agreement is intended to give rise to any right of setoff or deduction.

By way of background, Maker issued two promissory Notes under the Merger Agreement, this Note and a promissory note of the same date and with identical terms, except the payee and initial principal amount of such other note are different (the "Ancillary Note").

Principal and interest due under this Note shall be payable as follows: (i) a payment of accrued but unpaid interest on the first anniversary of the Closing Date; and (ii) subsequent annual payments of principal and accrued but unpaid interest on each of the next four anniversaries of the Closing Date, with the amount of each such payments of principal and interest equaling the sum of (A) the accrued but unpaid interest as of such payment date plus (B)(I) the total amount of principal then outstanding divided by (II) the number of payments of principal then remaining to be paid (such that the portion of the outstanding principal due on each such anniversary would be equal, unless the principal has been prepaid, set off or otherwise reduced, in which case the payments remaining after any such reduction would be equal).

All payments shall be made to Payee at the address for notices to Payee or at such other place as the holder may from time to time designate for payments. Maker shall have the privilege of prepaying principal in whole or in part at any time, and such prepayments may be made without penalty or premium; provided, however, that each prepayment shall be accompanied by any accrued interest then due. However, excess payments or prepayments shall not be credited as regular future payments, nor excuse the Maker from making the payments provided herein.

Maker will be in default if any of the following happens: (a) Maker fails to make any payment hereunder or under the Ancillary Note within ten days of the due date thereof; (b) with respect to payment obligations of Maker under the Merger Agreement, it is finally determined (by agreement of Maker or, alternatively, by a non-appealable arbitration or judicial decision) that Maker has failed to make any payment to Payee, the payee under the Ancillary Note or Sandy L. Hoover, as the case may be, strictly in the manner provided in this Note, the Ancillary Note or the Merger Agreement; (c) Maker becomes insolvent, a receiver is appointed for any part of Maker's property, Maker makes an assignment for the benefit of creditors, or any proceeding is commenced either by Maker or against Maker under any bankruptcy or insolvency laws, or (d) there occurs a default on the part of SigmaSYS Corp. under the Security Agreement. Maker and all endorsers of this Note waive presentment for payment, protest, notice of dishonor, and except as specifically provided above notice before declaring a default.

Upon default, the Payee or such holder hereof may declare the entire unpaid balance of principal of and interest on this Note to be immediately due and payable, without notice, and then Maker will pay that amount to Payee. Any overdue principal of and, to the extent permitted by law, overdue interest on, this Note shall automatically and without notice bear interest, payable on demand, until paid at a rate equal to four percent (4%) per annum over the interest rate set forth herein. Time is of the essence hereof.

Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively) only in writing by the holder hereof. Maker or any holder of this Note may delay in enforcing its rights or in giving any notices without losing its rights.

This Note shall be construed according to, and shall be governed by, the laws of the State of Delaware. The provisions of this Note shall be deemed severable, so that if any provision hereof is declared invalid under the laws of any state where it is in effect, or of the United States, all other provisions of this Note shall continue in full force and effect. This Note may be amended only by a writing signed on behalf of each party.

All notices to be given with regard to this Note shall be in writing and shall be deemed to have been duly given when delivered by hand, by facsimile (receipt acknowledged), recognized overnight courier (receipt acknowledged) or by certified mail return receipt confirmed, addressed as follows: (a) if to Maker: inTEST Corporation, 7 Esterbrook Lane, Cherry Hill, NJ 08003, Fax No.: (856) 751-1222, Attention: Hugh T. Regan Jr. and (b) if to Payee: c/o Sandy L. Hoover, 1723 Hacienda Place, El Cajon, CA 92020, or to such other address as to either as designated by like notice to the other.

If this Note is placed in the hands of any attorney for collection, regardless of whether or not a lawsuit is filed, Maker shall reimburse holder for any reasonable attorney fees incurred.

This Note shall be binding upon the successors and assigns of Maker, and shall inure to the benefit of and be enforceable by the successors and assigns of Payee or any other holder hereof. This Note is intended to take effect as an instrument under seal.

IN WITNESS WHEREOF, the undersigned has duly executed, sealed and delivered this Note as of the date and year first written above.

Maker:

inTEST Corporation

By:/s/ Hugh T. Regan, Jr.
Name: Hugh T. Regan, Jr.
Title: Chief Financial Officer